UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 15, 2009
JACKSONVILLE BANCORP, INC.
(Exact name of registrant as specified in its charter)
Florida	001-14853	59-3472981
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 North Laura Street, Suite 1000, Jacksonville, FL		32202
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		904-421-3040

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02              Results of Operations and Financial Condition

On April 24, 2009, Jacksonville Bancorp, Inc. (the “Company”) filed a Current Report on Form 8-K announcing the press release of its first quarter 2009 earnings on April 23, 2009.  On May 15, 2009, the Company announced via press release that its first quarter 2009 earnings had been revised to reflect the impact from the closure of Silverton Bank, N.A. on May 1, 2009.  The Company had a total exposure to Silverton Bank in the amount of $132 thousand in the form of an investment in Silverton Bank’s common stock.  As a result of the closure of Silverton Bank, the Company recorded an other-than-temporary impairment charge for the full amount of its investment in conformity with generally accepted accounting standards.  The Company has no additional exposure to Silverton Bank in the form of debt or equity investments.

For the first quarter of 2009, the net loss, as revised, is $109 thousand, or $0.06 per diluted share, as compared to net income previously reported of $24 thousand, or $0.01 per diluted share.  This charge does not have a material impact on the company’s regulatory capital ratios.

A copy of the Company’s press release dated May 15, 1009 is attached as Exhibit 99.1.

The information in this report (including the exhibit) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

99.1                     Press release dated as of May 15, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACKSONVILLE BANCORP, INC.

Date: May 15, 2009	By:	/s/ Valerie A. Kendall
Valerie A. Kendall
Executive Vice President & Chief Financial Officer